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                                                                    Exhibit 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
Brocade Communications Systems, Inc.

We hereby consent to the incorporation by reference into the Company's previously filed Registration Statements on Form S-8 (File No.'s 333-85187, 333-95653, 333-39126, 333-53734, 333-64260, 333-72480, and 333-100797) and on
Form S-3 (File No. 333-84698) of our report dated November 18, 2002, with respect to the consolidated balance sheet of Brocade Communications Systems, Inc. and subsidiaries as of October 26, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended October 26, 2002, and related financial statement schedule, which report appears in this annual report on Form 10-K of Brocade Communications Systems, Inc. for the year ended October 26, 2002.

/s/ KPMG LLP

Mountain View, California
January 21, 2003